EXHIBIT 99.5

URS Corporation

2008 Employee Stock Purchase Plan
Offering Document

Adopted By Compensation Committee: May 21, 2008

In this document, capitalized terms not otherwise defined shall have the same definitions of such terms as in the URS Corporation 2008 Employee Stock Purchase Plan.

1.	Grant; Offering Date.

(a) The Board hereby authorizes a series of Offerings pursuant to the terms of this Offering document.

(b) The first Offering hereunder shall begin on July 1, 2008 and shall end on December 31, 2008, unless terminated earlier as provided below.  After the first Offering ends, an Offering shall begin on January 1 and July 1 each year over the term of the Plan and shall be approximately six (6) months in duration.  Each Offering shall consist of one (1) Purchase Period which shall be approximately (6) months in length ending on June 30 and December 31 each year, as applicable.  Except as provided below, a Purchase Date is the last day of a Purchase Period and an Offering.

(c) Notwithstanding the foregoing: (i) if any Offering Date falls on a day that is not a Trading Day, then such Offering Date shall instead fall on the next subsequent Trading Day, and (ii) if any Purchase Date falls on a day that is not a Trading Day, then such Purchase Date shall instead fall on the immediately preceding Trading Day.

(d) Prior to the commencement of any Offering, the Board may change any or all terms of such Offering and any subsequent Offerings.  The granting of Purchase Rights pursuant to each Offering hereunder shall occur on each respective Offering Date unless prior to such date (i) the Board determines that such Offering shall not occur, or (ii) no shares of Common Stock remain available for issuance under the Plan in connection with the Offering.

(e) If the Company’s accountants advise the Company that the accounting treatment of purchases under the Plan will change or has changed in a manner that the Company determines is detrimental to its best interests, then the Company may, in its discretion, take the following actions: (i) terminate each Offering hereunder that is then ongoing as of the next Purchase Date (after the purchase of stock on such Purchase Date) under such Offering; (ii) set a new Purchase Date for each ongoing Offering and terminate such Offerings after the purchase of stock on such Purchase Date; (iii) amend the Plan and each ongoing Offering so that such Offerings will no longer have an accounting treatment that is detrimental to the Company’s best interests; or (iv) terminate each ongoing Offering and refund any money contributed back to the participants.

2. Eligible Employees.

(a) Each Eligible Employee who is an Employee on the Offering Date of an Offering hereunder shall be granted a Purchase Right on the Offering Date of such Offering, provided that such Employee is either (i) an employee of the Company or (ii) an employee of a Related Corporation, provided that the Board has designated the employees of such Related Corporation as eligible to participate in the Offering.

(b) Each person who first becomes an Eligible Employee during an Offering shall not be able to participate in such Offering.

(c) Notwithstanding the foregoing, the following Employees shall not be Eligible Employees or be granted Purchase Rights under an Offering:

(i) Employees whose customary employment is twenty (20) hours per week or less or five (5) months per calendar year or less;

(ii) five percent (5%) stockholders (including ownership through unexercised and/or unvested stock options) as described in Section 5(c) of the Plan; or

(iii) Employees in jurisdictions outside of the United States if, as of the Offering Date of the Offering, the grant of such Purchase Rights would not be in compliance with the applicable laws of any jurisdiction in which the Employee resides or is employed.

3. Purchase Rights.

(a) Subject to the limitations herein and in the Plan, a Participant’s Purchase Right shall permit the purchase of the number of shares of Common Stock purchasable with up to ten percent (10%) of such Participant’s Earnings paid during the period of such Offering beginning immediately after such Participant first commences participation; provided, however, that no Participant may have more than ten percent (10%) of such Participant’s Earnings applied to purchase shares of Common Stock under all ongoing Offerings under the Plan and all other plans of the Company and Related Corporations that are intended to qualify as Employee Stock Purchase Plans.

(b) For Offerings hereunder, “Earnings” means the total compensation paid to a Participant, including all salary, wages (including amounts elected to be deferred by such Participant, that would otherwise have been paid, under any cash or deferred arrangement or other deferred compensation program established by the Company or a Related Corporation), overtime pay, commissions, bonuses and other remuneration paid directly to such Participant, but excluding profit sharing, the cost of employee benefits paid for by the Company or a Related Corporation, education or tuition reimbursements, imputed income arising under any Company or Related Corporation group insurance or benefit program, traveling expenses, business and moving expense reimbursements, income received in connection with stock options, contributions made by the Company or a Related Corporation under any employee benefit plan, and similar items of compensation.

(c) Notwithstanding the foregoing, the maximum number of shares of Common Stock that a Participant may purchase on any Purchase Date in an Offering shall be such number of shares as has a Fair Market Value (determined as of the Offering Date for such Offering) equal to (x) $25,000 multiplied by the number of calendar years in which the Purchase Right under such Offering has been outstanding at any time, minus (y) the Fair Market Value of any other shares of Common Stock (determined as of the relevant Offering Date with respect to such shares) that, for purposes of the limitation of Section 423(b)(8) of the Code, are attributed to any of such calendar years in which the Purchase Right is outstanding. The amount in clause (y) of the previous sentence shall be determined in accordance with regulations applicable under Section 423(b)(8) of the Code based on (i) the number of shares previously purchased with respect to such calendar years pursuant to such Offering or any other Offering under the Plan, or pursuant to any other Company or Related Corporation plans intended to qualify as Employee Stock Purchase Plans, and (ii) the number of shares subject to other Purchase Rights outstanding on the Offering Date for such Offering pursuant to the Plan or any other such Company or Related Corporation Employee Stock Purchase Plan.

(d) The maximum aggregate number of shares of Common Stock available to be purchased by all Participants on a Purchase Date shall be the number of shares of Common Stock then remaining available under the Plan.  If the aggregate purchase of shares of Common Stock upon exercise of Purchase Rights granted under the Offering would exceed the maximum aggregate number of shares available, the Board shall make a pro rata allocation of the shares available in a uniform and equitable manner.

(e) Notwithstanding the foregoing, the maximum number of shares of Common Stock that an Eligible Employee may purchase during any Offering shall not exceed two thousand (2,000) shares.

4. Purchase Price.

The purchase price of shares of Common Stock under the Offering shall be an amount equal to ninety-five percent (95%) of the Fair Market Value of the Common Stock on the Purchase Date, rounded up to three decimal points per share.

5. Participation.

(a) An Eligible Employee may elect to participate in an Offering on the Offering Date.  An Eligible Employee shall elect his or her payroll deduction percentage on such enrollment form as the Company provides.  The completed enrollment form must be delivered to the Company prior to the date participation is to be effective, unless a later time for filing the enrollment form is set by the Company for all Eligible Employees with respect to a given Offering.  Payroll deduction percentages must be expressed in whole percentages of Earnings, with a minimum percentage of one percent (1%) and a maximum percentage of ten percent (10%).  A Participant may participate only by way of payroll deductions.

(b) A Participant may not increase or decrease his or her participation level during an Offering.

(c) A Participant may withdraw from an Offering and receive a refund of his or her Contributions (reduced to the extent, if any, such Contributions have been used to acquire shares of Common Stock for the Participant on any prior Purchase Date, if applicable) without interest, at any time prior to the end of the Offering, excluding only each ten (10) day period immediately preceding a Purchase Date (or such shorter period of time determined by the Company and communicated to Participants) by delivering a withdrawal notice to the Company or a designated Related Corporation in such form as the Company provides.  A Participant who has withdrawn from an Offering shall not again participate in such Offering, but may participate in subsequent Offerings under the Plan in accordance with the terms of the Plan and the terms of such subsequent Offerings.

6. Purchases.

Subject to the limitations contained herein, on each Purchase Date, each Participant’s Contributions (without any increase for interest) shall be applied to the purchase of shares of Common Stock (including fractional shares), up to the maximum number of shares permitted under the Plan and the Offering.

7. Notices and Agreements.

Any notices or agreements provided for in an Offering or the Plan shall be given in writing, in a form provided by the Company (including documents delivered in electronic form, if authorized by the Committee), and unless specifically provided for in the Plan or this Offering, shall be deemed effectively given upon receipt or, in the case of notices and agreements delivered by the Company, five (5) days after deposit in the United States mail, postage prepaid.

8. Purchases Contingent on Stockholder Approval.

The Purchase Rights granted under an Offering are subject to the approval of the Plan by the stockholders of the Company as required for the Plan to obtain treatment as an Employee Stock Purchase Plan.

9. Offering Subject to Plan.

Each Offering is subject to all the provisions of the Plan, and the provisions of the Plan are hereby made a part of the Offering.  The Offering is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan.  In the event of any conflict between the provisions of an Offering and those of the Plan (including interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan), the provisions of the Plan shall control.